Exhibit 10.17

TENON MEDICAL, INC.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into on May 7, 2021 (the “Effective Date”) by and between Tenon Medical, Inc. (the “Company”) and Richard Ferrari, an individual with an address at 19575 Three Oaks Way, Saratoga, CA 95070 (“Consultant”). Company and Consultant are sometimes individually referred to as the “Party” and collectively as the “Parties.”

WHEREAS, Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is willing to provide such services;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth below and for good and valuable consideration, sufficiency of which is acknowledged, the Parties agree as follows:

1.           Consulting Relationship. During the term of this agreement, Consultant will provide consulting services (the “Services”) to the Company as described on Exhibit A attached to this Agreement. Consultant shall use Consultant’s best efforts to perform the Services in a professional manner and in accordance with the degree of skill, care and diligence normally exercised by recognized professional person or firms that supply services of similar nature.

2.           Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company will compensate Consultant as described in Exhibit A to this Agreement. The Parties acknowledge and agree that the compensation set forth in Exhibit A represents the fair market value of the Services provided by Consultant to the Company negotiated in an arms-length transaction. As additional consideration for the Services, the Company will provide Consultant with such support facilities and space as may be required in the Company’s judgment to enable Consultant to properly perform the Services.

3.           Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses, without the prior written consent of the Company’s President or the supervisor designated in Section 6 below. As a condition of receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

4.           Term and Termination. The term of this Agreement shall be for a period of three years from the Effective Date of this Agreement, and may be renewed by mutual agreement of the parties; provided, however, that this Agreement may be terminated by either party, with or without cause, upon written notice.

5.           Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee or agent. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from payments made indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities. Consultant will have no authority to enter into contracts that bind the Company or create any obligations on the part of the Company without the prior written authorization of the Company.

6.           Supervision of Consultant’s Services. All services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and a supervisor designated by the Company, who initially shall be Rich Ferrari. Consultant will be required to report to such supervisor concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the supervisor.

7.           Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant will not, during the term of this Agreement, perform any consulting or other services for any company, person or entity whose business or proposed business in any way involves products or services which could reasonably be determined to be competitive with the products or services or proposed products or services of the Company. Areas considered to be competitive with the Company are those involving sacroiliac joint fusion.

8.           Confidential Information.

a)          As used in this Agreement, the term “Confidential Information” means information pertaining to any aspects of the Company’s business which is either information not in the public domain or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise, the disclosure of which would cause material injury to the Company and impair its good will and competitive position. Confidential Information includes, without limitation, information regarding existing or contemplated Company products, processes, techniques, or know-how, or any information or data developed pursuant to the performance of the Services.

b)          Consultant recognizes and acknowledges that in the course of providing the Services under this Agreement, Consultant may acquire Confidential Information. Consultant also recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees to hold in confidence and not directly or indirectly use or disclose, either during or after termination of consulting relationship with the Company, any Confidential Information of the Company or the above-mentioned third parties obtained or created during the period of consulting relationship, except to the extent authorized by the Company. In the event that Consultant is an entity or otherwise will be causing individuals in its employ or under its supervision to participate in the rendering of the Services, Consultant warrants that it shall cause each of such individuals to execute a nondisclosure agreement containing provisions substantially similar to the confidentiality obligations of this Agreement.

c)          The obligations set forth in this Section 8 shall not apply to any Confidential Information which: (1) is in or becomes part of the public domain by means other than Consultant’s breach of Consultant’s obligations under this Agreement; (2) was already known to Consultant at the time of disclosure by the Company as evidenced by written records of Consultant at the time of disclosure by the Company as evidenced by written records of Consultant; (3) has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Nothing in this Agreement shall be read to limit any obligation of confidentiality Consultant may have had by virtue of Consultant’s previous relationship or confidentiality agreements with the Company.

d)          Upon termination of consulting relationship or upon an earlier request of the Company, Consultant shall promptly return or deliver to the Company all tangible forms of such Confidential Information that Consultant may have in possession, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof.

9.           Ownership of Intellectual Property.

a)          As used in this Agreement, the term “Inventions” means designs, drawings, formulae, processes, manufacturing techniques, trade secrets, discoveries, inventions, improvements, developments, ideas or copyrightable works, including all rights to obtain, register, perfect and enforce these proprietary interests.

b)          Without further compensation, Consultant agrees promptly to disclose to the Company, and hereby assigns and agrees to assign to the Company or its designee, Consultant’s entire right, title, and interest in and to all Inventions which Consultant may, solely or in collaboration with others, conceive, make, develop or reduce to practice during the period of this Agreement and in connection with or during the performance of any Services under this Agreement, whether or not during working hours. Any copyrightable work, whether published or unpublished, created by Consultant in connection with or during the performance of any Services, shall be deemed “works made for hire” as that term is defined in the United States Copyright Act, and all right, title and interest therein, including without limitation, worldwide copyrights, shall be the property of the Company as the party specially commissioning such work. In the event that any such copyrightable work or portion thereof shall not be legally qualified as a work made for hire, or shall subsequently be so held to not be a work made for hire, Consultant agrees to assign, and does hereby so assign to the Company, Consultant’s entire right, title and interest in and to such work or portion thereof, including, but not limited to, the worldwide rights to reproduce the copyrighted work, to prepare derivative works based on the copyrighted work, to distribute copies of the copyrighted work, to perform and to display the copyrighted work publicly, and to register the claim of copyright therein.

c)          Consultant agrees to perform, during and after termination of this Agreement, all acts deemed necessary or desirable by the Company to permit and assist it, at Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions assigned to the Company as set forth in this Section 9 above. Such acts may include, but are not limited to, execution of documents, assignments, provision of all necessary information, records, materials or testimony, and assistance or cooperation in legal proceedings. Company shall bear all costs of such actions as may be reasonably incurred by Consultant. All obligations of this Section 9 shall survive termination of this Agreement. Consultant hereby irrevocably designates the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to execute and file on Consultant’s behalf any such applications and to do all other lawful acts to further the prosecution and issuance of patents, copyright and mask work registrations related to such Inventions. This power of attorney shall not be affected by any subsequent incapacity of Consultant.

d)          Section 2870. This Agreement does not apply to an Invention which qualifies fully under the provisions of Section 2870 of the Labor Code, a copy of which is attached hereto as Exhibit B. Consultant agrees to disclose promptly any and all Inventions that may reasonably be subject to this Section 9 in confidence to the Company to permit a determination as to whether or not the Inventions should be the property of the Company.

10.         Conflicts with this Agreement.

a)          Consultant represents and warrants that Consultant shall at all times during the term of this Agreement act in the best interest of the Company and take no action or engage in any activity which is or might be detrimental to the interest of the Company. Consultant further represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement, and Consultant is not a party to any other agreement which will interfere with Consultant’s full compliance with this Agreement. Consultant agrees not to enter into any written or oral agreement or obligation that conflict with any of the provisions of this Agreement.

b)          Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement and as a consultant to the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or in trust prior to becoming a consultant of the Company, and Consultant will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. Consultant further represents and warrants that Consultant has the right to disclose or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company in the course of performance of this Agreement, without liability to such third parties. Consultant represents and warrants that Consultant has not granted any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the services required by this Agreement.

11.         Solicitation of Employees, Consultants and Other Parties. Consultant agrees that during the term of this Agreement, and for a period of 6 months following the termination of the Agreement for any reason, Consultant shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for Consultant or any other person or entity.

12.         Miscellaneous.

(a)          Amendments and Waivers. Any term of this Agreement may be amended or waived only with the prior written consent of the Parties.

(b)          Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the Parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c)          Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(d)          Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(e)          Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f)          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g)          Assignment. Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company.

(h)          Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement, excluding Sections 8, 9 and 10 hereof, will be finally settled by binding arbitration in San Jose, California in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, Consultant agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 8-10, therefore the Company may apply to any court of competent jurisdiction for preliminary or interim equitable relief, for example, injunction restraining such breach or threatened breach, or specific performance of any such provision.

(i)          Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, The Parties have executed this Agreement as of the Effective Date of this Agreement.

TENON MEDICAL, INC.

/s/ Steve Van Dick
By: Steve Van Dick
Title: Chief Financial Officer

CONSULTANT

/s/ Richard Ferrari
Name: Richard Ferrari
Address: 19575 Three Oaks Way, Saratoga,
CA 95070
Email: rich@denovovc.com
Phone: 408-712-3313

SIGNATURE PAGE TO TENON MEDICAL, INC, CONSULTING AGREEMENT

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES AND COMPENSATION

a)	Consultant’s duties under this Agreement shall be to assume the role of Executive Chairman of Tenon Medical.

b)	For Services rendered by Consultant under this Agreement, the Company will pay Richard Ferrari $22,500 a month starting on the first month following and initial public offering. The company will also pay a success payment of $350,000 upon the completion of an initial public offering where the market cap of the company exceeds $50 million either at the time of the IPO or anytime thereafter. If there is no IPO the success payment will be earned upon a subsequent round of equity financing.

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

“(a)          Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)         Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)         Result from any work performed by the employee for the employer.

(b)          To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

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